UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 24, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1800 Larimer Street Suite 1100
Denver, Colorado 80202
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In 2015, Public Service Company of Colorado (PSCo), a wholly owned subsidiary of Xcel Energy Inc., filed a multi-year request with the Colorado Public Utilities Commission (CPUC) to increase Colorado retail natural gas base rates by $40.5 million, or 3.5 percent, in 2015, with subsequent step increases of $7.6 million, or 0.7 percent, in 2016 and $18.1 million, or 1.5 percent, in 2017. The request is based on a historic test year ended June 30, 2014 adjusted for known and measurable expenses and capital additions for each of the subsequent periods in the multi-year plan and an equity ratio of 56 percent. The rate case requests a return on equity (ROE) of 10.1 percent for 2015 and 2016 and 10.3 percent for 2017, and rate bases of $1.26 billion, $1.31 billion and $1.36 billion for 2015, 2016 and 2017, respectively. PSCo is also proposing a stay-out provision and to implement an earnings test for 2016 through 2017. Under the earnings test, PSCo and customers would share in any earnings on a 50/50 basis if the ROE recognized falls between 10.2 percent and 10.6 percent in 2016, and between 10.4 percent and 10.8 percent in 2017.

In addition, PSCo requested an extension of its pipeline system integrity adjustment (PSIA) rider through 2020 to recover costs associated with its pipeline integrity efforts, including accelerated system renewal projects. If the PSIA rider is not extended by Dec. 31, 2015, such costs would be included in base rates. The request to extend and modify the PSIA rider has a negative revenue impact of approximately $0.1 million in 2015 and would provide incremental revenue of $21.7 million and $21.2 million for 2016 and 2017, respectively. If PSCo's proposal is accepted, PSIA revenue for 2015, 2016 and 2017 would be $67.0 million, $88.7 million, and $109.9 million, respectively.

The following table summarizes the request:

(Millions of Dollars)	2015	2016 Step	2017 Step
Net plant and plant related expenses	$24.4	$12.4	$12.0
Operating and maintenance (O&M) expenses	23.9	(5.2)	0.6
Property and payroll taxes	4.7	2.6	4.0
ROE	4.5	—	2.4
Capital structure	(1.0)	—	0.1
Sales forecast	(17.1)	(2.2)	(1.0)
Other, net	1.1	—	—
Total base rate increase	40.5	7.6	18.1
Incremental PSIA rider revenues	(0.1)	21.7	21.2
Total revenue impact	$40.4	$29.3	$39.3

On June 24, 2015, several parties, including the CPUC Staff (Staff) and the Office of Consumer Counsel (OCC), filed direct testimony. Both the Staff and the OCC opposed a multi-year plan. The Staff recommended a base rate decrease of $14.7 million for 2015 and the OCC recommended an increase of $5.8 million for 2015. The Staff’s position was based on an ROE of 9.0 percent and a 47.04 percent equity ratio. The OCC's position was based on an ROE of 9.0 percent and a 52.70 percent equity ratio.
The following represents adjustments to PSCo's filed request made by Staff and OCC:

2015 Rate Request (Millions of Dollars)	Staff	OCC
PSCo’s filed 2015 base rate request	$40.5	$40.5
ROE	(12.8)	(13.7)
Capital structure and cost of debt	(12.8)	(4.8)
Cherokee pipeline adjustment	(11.2)	4.8
Move to 2014 historical test year	(10.5)	(16.4)
O&M expenses	(3.5)	(2.7)
Other, net	(4.4)	(1.9)
Total adjustments	$(55.2)	$(34.7)

Recommended (decrease) increase	$(14.7)	$5.8

In addition, the Staff recommended deferring certain costs related to incremental property taxes and safety programs. These deferrals are expected to be approximately $4.2 million in 2016 and $9.0 million in 2017. The Staff also opposed PSCo's proposed earnings test and the stay out provision.

In respect to the PSIA rider, the Staff proposed extending it for three years. The following reflects their recommendation for 2016 and 2017:

PSIA rider (Millions of Dollars)	2016	2017
PSCo’s filed incremental PSIA request	$21.7	$21.2
Transfer PSIA O&M to base rates	(24.1)	(2.0)
ROE and capital structure	(8.2)	(3.6)
Transfer meter replacement program from base rates to PSIA	1.7	1.7
Total	$(8.9)	$17.3

In addition to the Staff's proposed 2015 base rate adjustment, approximately $32.6 million of PSIA costs would be transferred to base rates, effective Jan. 1, 2016.
The OCC recommended the PSIA rider expire on June 30, 2016 and include any related costs in base rates through a step increase.

Several recommendations by the parties deviate from previously established and recently affirmed CPUC precedent, including the basis for determination of ROE and capital structure. In addition, PSCo is currently validating certain amounts or calculations included in the intervenors’ testimony. Settlement discussions are expected to commence in the third quarter.

The next steps in the procedural schedule are as follows:
•Rebuttal Testimony — July 20, 2015;
•Sur-Rebuttal Testimony — Aug. 3, 2015;
•Evidentiary Hearing — Aug. 18 - 31, 2015;

A CPUC decision is anticipated in the first quarter of 2016. Interim rates will be effective no later than Oct. 1, 2015.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and PSCo have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and PSCo in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and PSCo’s Annual Reports on Form 10-K for the year ended Dec. 31, 2014 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 29, 2015	Xcel Energy Inc. (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President, Chief Financial Officer

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